Exhibit 99.2


[Nuveen Investments Logo]

NUVEEN INVESTMENTS ANNOUNCES Q1 2005 EARNINGS ESTIMATE

CHICAGO--March 25, 2005--Nuveen Investments, Inc. (NYSE: JNC), a leading provider of diversified investment services for institutional and high-net-worth investors served by financial advisors, announced it will be filing a prospectus supplement relating to a planned secondary offering of Nuveen Investments common shares by St. Paul Travelers Companies.

The prospectus supplement will include management's current estimate of total revenues and earnings per share (diluted) for the first quarter of the year, neither of which is finalized as of this date. As a normal practice, Nuveen refrains from offering guidance on prospective financial results, and intends to so refrain after the completion of the offering.

Based on assets under management of $119 billion at February 28, 2005, and other currently available information, the Company estimates revenues for the first quarter to be approximately $135 million, with earnings per share (diluted) in the range of $0.42 to $0.44 per share. The earnings per share estimate is based on approximately 99 million fully diluted common shares outstanding in the current quarter, compared with approximately 96 million outstanding in the first quarter of 2004.

Nuveen Investments provides high-quality investment services that contribute to the building of well-diversified investment portfolios. The Company serves institutional clients, financial advisors and high-net-worth investors. The firm's asset management capabilities are marketed through four distinct brands, each with an independent investment team and area of expertise: Nuveen, focused on fixed-income investments; NWQ, specializing in value-style equities; Rittenhouse, dedicated to blue-chip growth-style equities; and Symphony, with expertise in alternative investment portfolios. In total, the Company manages approximately $119 billion in assets. Nuveen Investments, Inc. is listed on The New York Stock Exchange and trades under the symbol "JNC."

Certain statements made by the Company in this release are forward-looking statements. The Company's actual future results may differ significantly from those anticipated in any forward-looking statements due to numerous factors. These include, but are not limited to, the effects of the substantial competition in the investment management business, including competition for access to brokerage firms' retail distribution systems, the Company's reliance on revenues from investment management contracts which renew annually, regulatory developments, accounting pronouncements, and other additional risks and uncertainties as set forth in the Company's filings with the SEC. The Company undertakes no responsibility to update publicly or revise any forward-looking statements.


    CONTACTS

    Nuveen Investments, Inc.
    Peggy Wilson, 312-917-6801